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                                                                     Exhibit 2.3

                              CERTIFICATE OF MERGER
                                       OF
                            CECO ENVIRONMENTAL CORP.
                                      INTO
                            CECO ENVIRONMENTAL CORP.
                UNDER SECTION 907 OF THE BUSINESS CORPORATION LAW

     1. CECO Environmental Corp. (f/k/a API Enterprises, Inc., original name:
Alarm Products International, Inc.) a corporation of the State of New York ("CECO-New York") owns all of the outstanding shares of each class of CECO Environmental Corp., a corporation of the State of Delaware ("CECO-Delaware").

     2. As to each corporation to be merged, the designation and number of outstanding shares of each class and the number of such shares, if any, owned by the surviving corporation are as follows:

                        Name of Corporation to be Merged
                        --------------------------------

CECO Environmental Corp., a New York corporation

                  Designation and Number of Outstanding Shares
                  --------------------------------------------

7,907,419 Common Shares Issued

                       Number of Shares Owned by Survivor
                       ----------------------------------

None. Survivor is the subsidiary.

     3. Each of the issued and outstanding shares of the CECO-New York, are converted into, and exchangeable for, one issued and outstanding share of CECO-Delaware.

     4. (a) The Certificate of Incorporation of CECO-New York was filed in the Department of State on the 7th day of April, 1966.

     (b) CECO-Delaware was incorporated under the laws of the State of Delaware on the /10th/ day of January, 2002, no application has been filed for authority
       ------
to do business in the State of New York.

     (c) The merger is permitted by the laws of the state of incorporation of each foreign corporation constituent to this merger and is in compliance therewith.

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     5. The surviving corporation is CECO-Delaware, a corporation of the state of Delaware, incorporated on the /10th/ day of January, 2002, no application has
                                 ------
been filed for authority to do business in the State of New York and it will not do business in New York until an application for authority shall have been filed by the Department of State. The merger is permitted by the laws of the state of its incorporation and is in compliance therewith.

     6. CECO-Delaware agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of any constituent corporation, previously amenable to suit in the State of New York, and for the enforcement under the Business Corporation Law, of the right of shareholders of any constituent domestic corporation to receive payment for their shares against the surviving corporation; and it designates the Secretary of State of New York as its agent upon whom process may be served in the manner set forth in paragraph (b) of
Section 306 of the Business Corporation Law, in any action or special proceeding. The post office address to which the Secretary of State shall mail a copy of any process against it served upon him is c/o C T Corporation System, 111 Eighth Avenue, New York, N.Y. 10011. Such post office address shall supersede any prior address designated as the address to which process shall be mailed.

     7. CECO-Delaware agrees that, subject to the provisions of Section 623 of the Business Corporation Law, it will promptly pay to the shareholders of each constituent domestic corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law, relating to the right of shareholders to receive payment for their shares.

     8. The merger has been approved by the shareholders of CECO-New York, in accordance with paragraph (a) of Section 903 of the Business Corporation Law.

     9. The merger was approved, if necessary, in accordance with the laws of the state of incorporation of the surviving corporation.

     10. Each of the constituent domestic corporations hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and that a cessation franchise tax report (estimated or final) through the anticipated date of the merger has been filed by each constituent domestic corporation. The said report, if estimated, is subject to amendment.

     CECO-Delaware hereby agrees that it will within 30 days after the filing of the certificate of merger file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the Department of Taxation and Finance by each constituent domestic corporation.

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Dated: January /4th/, 2002
               -----

                                 CECO Environmental Corp.,
                                 a New York corporation

                                 By:       /s/ Phillip DeZwirek
                                       -----------------------------------------
                                       Phillip DeZwirek, Chief Executive Officer


                                 CECO Environmental Corp.,
                                 a Delaware corporation


                                 By:      /s/ Phillip DeZwirek
                                       -----------------------------------------
                                       Phillip DeZwirek, Chief Executive Officer

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